EXHIBIT 4.1

Weyland Tech  Inc. and BGT

SOFTWARE LICENSE AGREEMENT

August __, 2016

Weyland Tech Inc., a Delaware corporation, ( “ Weyland Tech ” ) and BGT Inc., , a corporation organized and existing under the laws of the Kingdom of Thailand  ( “ BGT” ) have agreed to establish this SOFTWARE LICENSE AGREEMENT in order to provide BGT with exclusive rights to deploy, utilize, and market Weyland Tech's CreateApp platform (hereinafter "the Technology").

Weyland Tech owns and/or has rights to certain computer software programs, known collectively as the CreateApp Platform ( “ the Technology ” ) that are useful in creating, managing and coordinating mobile commerce ("m-commerce") channels and transactions.

1.     SCOPE OF LICENSE

1.1 LICENSE GRANT.  License to Weyland Tech’ s Technology: Weyland Tech grants BGT a two (2) year Sole and Exclusive License, to deploy, utilize, market and sell the Technology. Automatically renewable annually if US$________ in gross royalties is achieved per prior calendar year.  BGT will remain the only source that can sell the Technology in the TERRITORY during this exclusive license.

 The Agreement is effective after signed and the contract term shall be started on the commence date of commercial service in Thailand.

1.2 TERRITORY.  The Territory of the license shall be the Kingdom of Thailand.

Weyland Tech is responsible to protect and prevent Thailand users from connecting to foreign countries other than South Thailand by taking all necessary measures such as IP block or so forth.

1.3 ASSIGNMENT. BGT will not have the right to assign the License to any other party.

However, provided that BGT may establish a new affiliated company to market the Technology and Weyland Tech shall allow its license to the newly established company by BGT. BGT is to notify about the matter in advance and Weyland Tech is to authorize the license.

1.4 TERMINATION. This Agreement shall be terminated, thirty (30) days after providing written termination notice. Upon Agreement termination and services in Thailand, grace period of services for remained service users shall be existent and detailed termination process shall be discussed by both party.

2.     APPOINTMENT AS SOLE AND EXCLUSIVE LICENSEE.

2.1 APPOINTMENT.  Weyland Tech hereby appoints BGT effective during the License Term, as Weyland Tech's distributor of the Technology for use in the TERRITORY. The appointment shall be for a Sole and Exclusive License.

2.2 LICENSE FEES AND REQUIREMENTS.  In return for the Sole and Exclusive License granted above, BGT agrees to provide the following to Weyland Tech:

(a) BGT will pay Weyland Tech a US$_____ monthly fee per user of the Technology that is deployed by BGT in the TERRITORY if a 'Direct Sale'.

(b) BGT will pay Weyland Tech a US$____ monthly fee per user of the Technology that is deployed by BGT in the TERRITORY if a 'Channel Sale'.

(c) BGT will use it's discretion for 'suggested retail pricing' in the Territory.

(d) TAXES - Weyland Tech hereby acknowledges and agrees that, the BGT shall be responsible for transferring the funds to Weyland Tech after deducting any government required tax, such as withholding tax, from the Royalty Payment, and after rendering such Tax to the tax authority, supplying the Weyland Tech with appropriate tax certificates or other official documents evidencing such payment.

3.       MARKETING AND SUPPORT OBLIGATIONS

3.1 BGT MARKETING AND SALES EFFORTS. BGT shall use best efforts to promote and market the Technology in order to maximize the licensing and distribution of the Technology. Such marketing efforts shall include, without limitation: establishment of a marketing and sales team dedicated exclusively to promoting and distributing the Technology; advertising the Technology in a commercially appropriate and reasonable manner; and promoting the Technology at seminars, trade shows and conferences. BGT agrees further that its marketing and advertising efforts with respect to the Technology will be of the highest quality, and shall preserve the professional image and reputation of Weyland Tech and the Technology.

3.2 PROMOTIONAL MATERIALS. For the purpose of advertising the Technology, Weyland Tech is to provide advertising or promotion materials, such as text, image, video, Technology description, etc., which have been generally used and/or are available by Weyland Tech at the time of request.

BGT acknowledges and agrees that Weyland Tech has intellectual property rights including copyrights, design rights and other similar rights to such advertising or promotion materials and that BGT shall not use such materials for any purposes other than those specified without consent of Weyland Tech.

4.       PREPARATION OF LOCALIZED VERSIONS

4.1 WEBSITE PREPARATION AND MAINTENANCE. BGT shall be responsible for the creation, localization, updating and maintenance of websites used to market and sell the Technology.

4.2 PREPARATION OF LOCALIZED VERSIONS. BGT shall be responsible for preparing Localized Versions of the Technology and of any new version thereof in accordance with a schedule to be agreed upon for each such new version.

Weyland Tech shall provide necessary technical support to interlock any server linkage of Technology for local channel Sale and local Payment Gateway.

4.3 RESPONSIBILITY FOR QUALITY ASSURANCE. BGT shall have exclusive responsibility for the development, packaging and quality assurance of Localized Versions.

5.       TRAINING, TECHNICAL SUPPORT AND MAINTENANCE

5.1 TRAINING. BGT shall be responsible for conducting all activities required to distribute the Technology with Customers (Direct Sales) and for providing training to the Distributors (Channel Sales). All such training shall be conducted with the highest level of professionalism and quality.

5.2 TECHNICAL SUPPORT AND MAINTENANCE. BGT shall be responsible for providing Technical Support with respect to technical questions, support problems, and Error evaluation and correction to all Customers and Distributors of the Technology who have entered into the Software Maintenance Agreement with BGT.

5.3 SOFTWARE MAINTENANCE AND SUPPORT SERVICES. Software Maintenance and Support Services shall be provided under BGT's Software Maintenance and Support Services policies in effect on the date the Software Maintenance and Support Services is ordered. BGT is hereby authorized to distribute any and all Error corrections and Updates to all of its Customers and Distributors customers.

5.4 In order to maintain high quality training and technical support to Customer and Distributor, Weyland Tech is to provide training/technical manual, material, training session and etc. to BGT developer or instructor. Such training is to be held in Weyland Tech's  office upon agreed schedule.

Weyland Tech shall use reasonable effort to provide reasonable technical assistance to the BGT in the form of (i) telephone consultation to the BGT’s technical personnel and (ii) written materials, covering matters specified by BGT.

6.       WARRANTIES

6.1 BGT WARRANTY. BGT warrants that it maintains the facilities, resources and experienced personnel necessary to market and distribute the Technology and to perform the necessary installation, training and maintenance services related to such Technology and otherwise to fulfill its obligations under this Agreement and that it is not precluded by any existing arrangement, contractual or otherwise, from entering into this Agreement.

6.2 WEYLAND TECH  FINANCIAL INDEMNITY. BGT will indemnify Weyland Tech for, and hold Weyland Tech harmless from, any loss, expense, damages, claims, demands, or liability arising from any claim, suit, action or demand resulting from: (a) the negligence, error, omission or willful misconduct of BGT or its representatives or sub-licensees; (b) the breach of any terms of this Agreement; or (c) BGT's non- compliance with applicable laws and regulations.

6.3 WEYLAND TECH  WARRANTY. Weyland Tech warrants and agrees that it has and will, during the License Term, take all actions reasonably necessary and appropriate to maintain the right to grant BGT to use, reproduce, or sublicense the Technology under this Agreement.

6.4 SERVER MANAGEMENT. Weyland Tech is warrants and agrees to be responsible of server management and operation. Any server troubles are to be resolved and managed promptly and inform BGT of such matters simultaneously to notify users immediately. In addition, Weyland Tech is to ensure of server expansion in case of user incase and/or as needed.

7.       COVENANTS AND RESTRICTIONS REGARDING THE TECHNOLOGY

7.1 PROHIBITION ON DECOMPILING. BGT acknowledges that the Technology contains the valuable information of Weyland Tech and BGT agrees not to cause or permit the modification, reverse engineering, translation, disassembly, or decompilation of, or otherwise to attempt to derive the source code of the Technology, whether in whole or in part.

7.2 PROPRIETARY NOTICES. In order to protect Weyland Tech's copyright and other ownership interests in the Technology, BGT agrees that as a condition of its rights hereunder, each copy of the Technology and related documentation reproduced by or on behalf of BGT shall contain the same proprietary notices on the media, within the code and on the Documentation which appear on the media or within the code of the Technology or on the Documentation delivered by Weyland Tech to BGT.

8.       OWNERSHIP AND PROPRIETARY RIGHTS.

8.1 OWNERSHIP. Weyland Tech shall retain all title, copyright and other proprietary rights in and to the Technology. BGT does not acquire any rights, express or implied, in the Technology, other than those specified in this Agreement. In the event that BGT makes suggestions to Weyland Tech regarding new features, functionality or performance that BGT adopts for the Technology, such new features, functionality or performance shall become the sole and exclusive property of BGT.

8.2 BGT'S RIGHTS IN FUTURE DEVELOPMENT WORKS. Weyland Tech agrees and hereby assigns all right, title and interest in any derivative works including enhancements, new software modules or product options (collectively such future versions of the Technology and any derivative works including enhancements, new software modules or product options shall be referred to as "Future Development Work(s)").

8.3 LOCALIZATION. BGT has rights to change Technology name, Company Identification, Logo URL, user information and etc. and such are attributed to BGT.

9.       MISCELLANEOUS.

9.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of HKSAR Hong Kong. This Agreement is prepared and executed in the English language only and any translation of this Agreement into any other language shall have no effect.

9.2 ATTORNEYS FEES. In the event any proceeding or lawsuit is brought by Weyland Tech or BGT in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys' fees, including costs and fees on appeal.

9.3 ARBITRATION. Choice of Forum and Venue. Each party to this Agreement shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure.  All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules.  The parties further agree that the language to be used for any pre-arbitral referee procedures and for the arbitration will be English, and that the Parties shall mutually agree as to the location where any of the foregoing proceedings shall take place.  Notwithstanding any other provision of this Agreement, either party shall be entitled to seek injunctive or other provisional relief from any court of competent jurisdiction at any time prior to, during or after any pre-arbitral referee procedure or arbitration proceeding initiated under this Section 10.

WEYLAND TECH  INC.

_____________________

/s/ Brent Y Suen, CEO - Weyland Tech Inc.

BGT Inc.,

_____________________

/s/ XXXXX, President - BGT .